PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com

Healthcare Trust of America, Inc. Acquires a Controlling Interest in a 176,000 Square Foot
Medical Office Building in Houston, Texas

Scottsdale, Arizona (July 8, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded real estate investment trust, announced the acquisition of an approximately 84% interest in the partnership that owns a medical office building located in Houston, Texas for approximately $38,100,000.

7900 Fannin (the “Property”) is a 100% leased Class-A medical office building in Houston, Texas. The Property is adjacent to The Woman’s Hospital of Texas, an HCA-affiliated hospital within the Texas Medical Center. The Texas Medical Center is the largest medical center in the world with 49 medicine-related institutions, 13 renowned hospitals, two specialty institutions, two medical schools, four nursing schools, schools of dentistry and other health related schools and practices that receive approximately six million patient visits per year.

Built in 2005, the Property consists of a four-story building totaling approximately 176,000 square feet and is connected to a four-story parking garage. The Property is leased to 23 tenants, with a total weighted average remaining lease term of over 11 years. The largest tenant, Obstetrical and Gynecological Associates, occupies approximately 85,000 square feet (48%) of the Property with 16 years remaining on its lease. The balance of the Property is leased to complementary medical practices which primarily focus on women’s and children’s health.

At closing, HTA acquired approximately 84% of the limited partner interests in the partnership that owns the Property (the “Partnership”), and the general partner interest in the Partnership. The Limited Partnership Agreement of the Partnership was modified to give HTA the right to control the decisions of the Partnership and to provide HTA with a right of first refusal to purchase the remaining limited partner interests.

This transaction provided the 22 original physician investors with the right to remain in the Partnership, receive limited partnership units in HTA’s operating partnership, and/or receive cash. Ten original investors elected to remain in the Partnership post-closing as limited partners with an aggregate limited partnership interest of approximately 16%.

“7900 Fannin is a stabilized Class-A property located in a world-renowned medical sub-market,” stated Mark D. Engstrom, Executive Vice President — Acquisitions for HTA. “This transaction reflects our business philosophy to bring flexibility, creativity, and innovation to structuring relationships with health systems and physicians.”

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $249.0 million in medical office and healthcare-related assets. These assets include a total of 13 acquisitions representing approximately 1.14 million square feet. Since its formation in 2006, HTA has made 65 geographically diverse acquisitions valued at approximately $1.71 billion based on purchase price, which includes 198 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.5 million square feet and includes 179 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economy of Houston, Texas; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.